Exhibit 10.1

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to Employment Agreement (the “2nd Amendment”), is entered into on this 1st day of October, 2013 (the “Effective Date”), by and between Nature’s Sunshine Products, Inc., a Utah Corporation, having its principal place of business in Lehi, Utah (the “Company” or “NSP”), and Gregory L. Probert (“Executive”).

A.            The Company and Executive entered into that Employment Agreement dated June 16, 2011 (the “Agreement”).

B.            The Company and Executive entered into that First Amendment to Employment Agreement dated March 4, 2013 (the “1st Amendment”).

C.            The Company and Executive now desire to amend certain provisions of the Agreement as amended to properly reflect Executive’s appointment as Chief Executive Officer and Chairman of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive hereby amend the Agreement and agree as follows:

1.     Positions and Duties.  Section 1.1 of the Agreement as amended is hereby amended in its entirety to read as follows:

1.1          Positions and Duties.  Executive will serve as the Chief Executive Officer and Chairman and in such capacity will formally report to the Company’s Board of Directors (the “Board”).  All duties or services required of Executive hereunder shall be consistent with his title, status, and position with the Company.  Executive shall devote his good faith efforts and dedicate substantially all of his business time and services to the Company to perform such duties as may be customarily incident to such positions of an enterprise of the size and nature of the Company and as may reasonably be assigned from time to time by the Board of the Company or the Company, as the case may be.  In the performance of his duties, Executive shall use his best efforts, judgment and energy in the performance of the duties assigned to him and shall abide by the Company’s Code of Conduct and any other applicable Company policies or procedures made known to him (including, without limitation, those contained in the Company’s employee handbook or manual), and shall comply with any and all applicable laws, including but not limited to insider trading/reporting requirements.

2.     Outside Services.  Section 1.3 of the Agreement is hereby deleted in its entirety.

3.     Reimbursement of Business Expenses.  Section 4.1 of the Agreement is hereby amended in its entirety to read as follows:

In accordance with the Company’s normal policies for executive travel and expense reimbursement, the Company shall reimburse Executive for all reasonable travel, entertainment and other expenses, including reasonable commuting expenses defined as airfare, lodging, automobile and incidental expenses and any additional personal income taxes as a result of such reimbursement of reasonable commuting expenses during the Term of his employment, incurred or paid by Executive in connection with, or related to, the performance of Executive’s duties, responsibilities or services under this Agreement, upon presentation of documentation, including expense statements, vouchers and/or such other supporting information as the Company may request.

4.     Term and Termination.  Section 5 of the Agreement as amended is hereby amended in its entirety to read as follows:

Company shall employ Executive commencing on the Effective Date until such time as Executive’s employment is terminated pursuant to the provisions of this Section 5.  The period during which this Agreement and Executive’s employment with the Company continues hereunder is herein referred to as the “Term.”  Notwithstanding the foregoing, the Term and Executive’s employment with the Company hereunder may be earlier terminated as hereinafter provided.

5.1          Termination without Cause.  The Company may terminate Executive’s employment at any time without Cause (as defined below); provided that any such termination by the Company without Cause shall require the Company’s provision to Executive of not less than thirty (30) days advance written notice.  If Executive’s employment by the Company is terminated by the Company without Cause, Executive will be entitled to the benefits set forth in Section 6.2 of this Agreement.

5.2          Termination for Cause.  The Company may terminate Executive’s employment immediately at any time for Cause.  If Executive’s employment with the Company is terminated by the Company for Cause then the Company’s obligations to Executive will be limited solely to those obligations set forth in Section 6.4 of this Agreement.  For purposes of this Agreement, “Cause” shall only mean, as determined by the Board in good faith, Executive’s:

a)            conviction of, or the entry of a plea of guilty or no contest to a felony or any crime that materially and adversely affects the business operations, standing or reputation of the Company;

b)            commission of any act of dishonesty, fraud, embezzlement or other misappropriation of funds;

c)             material breach by Executive of this Agreement; or

d)            willful refusal to perform the lawful and reasonable directives of the Board.

With respect to those circumstances of Cause set forth in the preceding clauses (c) and (d), Cause shall only exist where the Company has provided Executive with written notice of the alleged wrongful conduct and Executive has failed to cure same within thirty (30) days; provided, that, if Executive timely commences and thereafter diligently pursues any such cure which cannot be completed within thirty (30) days, then such cure period shall be reasonably extended to permit Executive’s completion of such cure.

5.3          Termination for Good Reason.  Executive may terminate his employment immediately for Good Reason.  For purposes of this Agreement, Executive’s termination for Good Reason will be deemed to occur if (i) without Executive’s express written consent, there is either (a) a material breach by the Company of any material obligation owed to Executive under the terms of this Agreement, (b) a change in Executive’s title or position to one of lesser stature and with materially less authority, duties or responsibility, (c) a change in Executive’s reporting such that Executive is required to report to an office or any governing body of the Company at a lower level and with materially less authority, duties or responsibilities than the Board, or (d) Executive no longer serves as a member of the Board for any reason other than Executive’s resignation or removal for Cause; (ii) Executive provides written notice of the occurrence of such event to the Company within sixty (60) days of the onset of such occurrence; (iii) the Company fails to cure or rectify and remove such occurrence within thirty (30) days after receipt of such notice from Executive, and (iv) Executive terminates his employment with the Company within thirty (30) days following the expiration of such cure period.  Upon such termination for Good Reason, Executive will be entitled to the benefits set forth in Section 6.2 of this Agreement.

5.4          Termination by Executive without Good Reason.  Executive may terminate his employment other than for Good Reason by giving the Company thirty (30) days’ notice of said resignation.  If Executive terminates his employment under this Section 5.4, then the Company’s obligations to Executive will be limited solely to those obligations set forth in Section 6.4 of this Agreement.

5.5          Termination upon Death or Incapacity of Executive.  Executive’s employment with the Company shall terminate upon the death or incapacity of Executive.  “Incapacity” shall mean that the Executive is unable to perform the functions consistent with the position in the Company to which he was appointed pursuant to this Agreement by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or that the Executive has been determined to be totally disabled by the Social Security Administration.  In the event of termination of Executive’s employment by reason of Executive’s death or incapacity, the provisions governing termination without Cause, Section 5.1 above, shall apply.

5.6          Corporate Entities.  Without regard to the circumstances of Executive’s termination from employment, Executive hereby also covenants that upon termination, if he is listed as an officer, director, partner, secretary or shareholder on any corporation, subsidiary or branch on behalf of Nature’s Sunshine Products, Inc. or any related entity, he will resign as an officer or director prior to departure from the Company as required by the law applicable to the entity or by that entity’s procedural requirements.

5.     By the Company without Cause, by Executive for Good Reason or Due to Incapacity.  Section 6.2 of the Agreement is hereby amended in its entirety to read as follows:

6.2          By the Company without Cause, by Executive for Good Reason or Due to Incapacity.  If either (i) the Company terminates Executive’s employment, other than for Cause but including by reason of Executive’s death or Incapacity or (ii) Executive terminates his employment for Good Reason, the Company shall, in addition to the amounts provided in Section 6.1 above, and provided the Release under Section 6.3 has been executed and delivered by Executive (with the expiration of the applicable review and revocation period having occurred) and Executive complies with the Restrictive Covenants (as set forth in Section 7), the Company shall pay monthly severance payments equal to one-twelfth of Executive’s base salary as of the date of such termination for a period equal to twelve (12) months (the “Severance Period”).  The first such payment shall be made within sixty (60) days following Executive’s “separation from service” from the Company within the meaning of Section 409A of the Code as a result of termination specified in this Section 6.2 provided that the Release has been executed and is effective and enforceable following the expiration of the maximum review and revocation periods applicable to that release under law.  However should such sixty (60) day period span two taxable years, then the first such payment shall be made during the portion of that sixty (60) day period that occurs in the second taxable year.  The remaining payments shall be made in accordance with the Company’s regular payroll schedule for its salaried employees.  In addition, provided the Release under Section 6.3 has been executed and delivered by Executive (with the expiration of the applicable review and revocation period having occurred) and Executive complies with the Restrictive Covenants (as set forth in Section 7) the Company will reimburse Executive for the cost he incurs for continuation of Executive’s health insurance coverage under COBRA (and for his or her family members if Executive provided for their coverage during his or her employment) during the Severance Period and in accord with the NSP plan applicable to NSP employees currently in effect.  Executive shall, within thirty (30) days after each monthly COBRA payment during the Severance Period for which he is entitled to reimbursement in accordance with the foregoing, submit appropriate evidence of such payment to the Company, and the Company shall reimburse Executive, within ten business days following receipt of such submission.  During the period such health care coverage remains in effect hereunder, the following provisions shall govern the arrangement:  (i) the amount of the COBRA costs eligible for reimbursement in any one (1) calendar year of coverage will not affect the amount of such costs eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no COBRA costs will be reimbursed after the close of the calendar year following the calendar year in which those costs were incurred; and (iii) Executive’s right to the reimbursement of such costs cannot be liquidated or exchanged for any other benefit.  In the event the Company’s reimbursement of the reimbursable portion of any COBRA payment hereunder results in Executive’s recognition of taxable income (whether for federal, state or local income tax purposes), the Company will report such taxable income as taxable W-2 wages and collect the applicable withholding taxes, and Executive will be responsible for the payment of any additional income tax liability resulting from such coverage.

6.     Covenant Not to Solicit.  Section 7.1 of the Agreement is hereby amended in entirety to read as follows:

7.1          Covenant Not To Compete.  Executive covenants that, during his employment by the Company and for a period of twelve (12) months following immediately thereafter (the “Restricted Period”), Executive will not do any of the following, directly or indirectly:

7.1.1.      engage, be employed by, participate in, plan for or organize any Competing Business of the Company or any subsidiary or joint venture of the Company; “Competing Business” means any business enterprise that distributes through a multilevel marketing program or that engages in any activity that competes anywhere in the world with any activity in which the Company is then engaged, including sales or distribution of  herbs, vitamins or nutritional supplements or any product, which the Company sells or distributes at the time of Executive’s termination;

7.1.2       become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, Executive may hold up to 2% of the outstanding securities of any class of any publicly-traded securities of any company;

7.1.3       influence or attempt to influence any employee, sales leader, manager, coordinator, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person maintaining a then current business relationship with the Company to terminate his or her or its employment or other business relationship with the Company or adversely modify any then current written or oral agreement, relationship, or arrangement with the Company;

7.1.4       solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company, any affiliate of the Company or any distributor of the Company, within the preceding twelve (12) months; or

7.1.5       For this purpose, advertisements for employment or services placed in public or industry media will not be considered solicitation or be in violation of the Restrictive Covenants contained hereinabove.

7.1.6       Extension of Restrictive Covenants.  The Company may elect to extend the twelve (12) month post-termination non-compete and non-solicitation period by up to twelve (12) additional months by delivering written notice of such extension to Executive at least thirty (30) days prior to the end of that twelve (12) month period and by making monthly payments to Executive for the number of months equal to the length of the extension specified by the Company in its notice to the Executive.  The amount of each such additional monthly payment will be equal to one-twelfth of the base salary in effect at the time of Executive’s termination of employment.

7.     Remedies and Enforcement Upon Breach.  Section 7.5 of the Agreement is amended to include the following:

7.5.4.      Disclosure of Restrictive Covenants.  Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that Executive may work for during the Restricted Period.

7.5.5       Extension of Restricted Period.  If the Executive breaches Section 7.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that Executive was in breach.

8.     Continued Effectiveness of Agreement.  Except as expressly set forth above, the Agreement, as amended, shall continue in full force and effect in accordance with its terms.  In the event of any conflict between this Amendment and the Agreement, the provisions of this Amendment shall govern.  Each party hereto represents and warrants to the other that this Amendment has been duly authorized, executed and delivered by or on behalf of such party.

9.     Effective Date of Amendment.  This Amendment and the terms contained herein shall be deemed effective as of the Effective Date.

(signature page follows)

COMPANY:		EXECUTIVE:

NATURE’S SUNSHINE PRODUCTS, INC.		GREGORY L. PROBERT

By:	/s/ Stephen M. Bunker	/s/ Gregory L. Probert

Name:	Stephen M. Bunker

Title:	Executive Vice President, Chief Financial
Officer and Treasurer